Exhibit 99.1
FOR IMMEDIATE RELEASE
Unilife Corporation Announces Financial Results
For Fiscal Year 2011 Second Quarter
York, PA (February 14, 2011) Unilife Corporation (“Unilife” or “Company”) (NASDAQ: UNIS; ASX: UNS) today announced financial results for the three and six months ended December 31, 2010 (Fiscal Year 2011 Second Quarter).
Recent Company Highlights:
•	Completed, on-schedule, the construction of a new global headquarters and production facility in York, PA; U.S. based staff now working out of the new facility

•	Transferred Unitract® automated assembly line to York facility; on schedule to commission new clean rooms and resume production this quarter

•	On schedule to commence initial production of the Unifill® ready-to-fill (pre-filled) syringe this quarter

•	Completed private placement of A$23.1 million (US$22.3 million); received shareholder approval on February 7, 2011

•	Secured A$12.8 million (US$13.0 million) in additional capital through 2010 Share Purchase Plan (“SPP”)

•	Appointed Dr. Ramin Mojdeh, former Vice President and General Manager of Becton Dickinson (BD) Pharmaceutical Systems, as Unilife’s new Chief Operating Officer (COO)
Mr. Alan Shortall, Chief Executive Officer of Unilife, stated, “The past calendar year was a period of significant business expansion for Unilife. Key milestones completed during this time include our redomiciliation to the U.S., the listing of our common stock on NASDAQ, and the construction of our new state-of-the-art facility. We now have the operational capabilities and other support resources required to begin meeting projected market demand for our proprietary products from pharmaceutical and healthcare customers. The next step in our strategy is to increase the sales and marketing efforts surrounding our products, highlighting their unique value proposition. Part of this effort is focused on finalizing discussions with many of the world’s leading pharmaceutical companies for our Unifill ready-to-fill syringe, as well as some of our pipeline products.
“In an effort to support the growth of Unilife into a commercial manufacturing business, we recently appointed Dr. Ramin Mojdeh as Unilife’s Chief Operating Officer. Dr. Mojdeh has tremendous executive leadership qualities and strong product development expertise with global medical device industry leaders such as BD and Guidant Corporation.
“During the second quarter of fiscal 2011, we also strengthened our balance sheet by raising a total of A$35.9 million (US$35.3 million) through a private placement and our 2010 Share Purchase Plan. The proceeds raised will be used to support general operations as we continue to focus on commencing the initial production and sale of the Unifill® syringe, expanding our network of pharmaceutical customers, and bringing to market exciting new products from our pipeline,” concluded Mr. Shortall.
Unilife Corporation
250 Cross Farm Lane, York, PA 17406 T + 1 717 384 3400 F + 717 384 3401 E info@unilife.com W www.unilife.com

Financial Results for Three and Six Months Ended December 31, 2010
Revenues for the three months ended December 31, 2010 were $1.8 million compared to $3.2 million for the same period in 2009.
The Company’s net loss for the three months ended December 31, 2010 was $(10.4) million, or $(0.19) per diluted share, compared to a net loss of $(5.9) million, or $(0.13) per diluted share, for the same period in 2009. The increase in net loss was attributable to a decrease in industrialization fee revenue as well as increased research and development expenses to finalize the product specifications of our Unifill syringe. In addition selling, general and administrative expenses increased due to higher share-based compensation expenses and higher payroll and related expenses due to increases in our workforce offset by a decrease in legal and consulting fees due to significant costs incurred in the prior year quarter in connection with our redomiciliation to the U.S.
Adjusted net loss for the three months ended December 31, 2010, which excludes approximately $2.7 million in share-based compensation expense, depreciation and amortization and interest expense was $(7.6) million, or $(0.14) per diluted share, compared to adjusted net loss of $(3.0) million, or $(0.07) per diluted share, for the same period in 2009.
Revenues for the six months ended December 31, 2010 were $5.3 million, compared to $6.4 million for the same period in 2009.
The Company’s net loss for the six months ended December 31, 2010 was $(17.6) million, or $(0.32) per diluted share, as compared to a net loss of $(8.0) million, or $(0.19) per diluted share, for the same period in 2009. The increase in net loss was attributable to a decrease in industrialization fee revenue, which was partially offset by an increase in contract manufacturing revenue as well as increased research and development expenses to finalize the product specifications of our Unifill syringe. In addition selling, general and administrative expenses increased due to higher share-based compensation expenses and higher payroll and related expenses due to increases in our workforce offset by a decrease in legal and consulting fees due to significant costs incurred in the prior year period in connection with our redomiciliation to the U.S.
Adjusted net loss for the six months ended December 31, 2010, which excludes approximately $6.1 million in share-based compensation expense, depreciation and amortization and interest expense was $(11.5) million, or $(0.21) per diluted share, compared to adjusted net loss of $(3.7) million, or $(0.09) per diluted share, for the same period in 2009.
As of December 31, 2010, the Company’s cash, cash equivalents and restricted cash were $41.5 million.
Conference Call Information
Management has scheduled a conference call for 4:30 p.m. U.S. Eastern Standard Time on February 14, 2011, to review the Company’s financial results, market trends and future outlook. The conference call and accompanying slide presentation will be broadcast over the Internet as a “live” listen only Webcast. An archive of the presentation and webcast will be available for 30 days after the call. To listen, please go to: http://ir.unilife.com/events.cfm.
About Unilife Corporation
Unilife Corporation is a U.S.-based medical device company focused on the design, development, manufacture and supply of a proprietary range of retractable syringes. Primary target customers for Unilife products include pharmaceutical manufacturers, suppliers of medical equipment to healthcare facilities and patients who self-administer prescription medication. These patent-protected syringes incorporate automatic, operator-controlled needle retraction features which are fully integrated within the barrel, and are designed to protect those at risk of needlestick injuries and unsafe injection practices. Unilife is ISO 13485-certified and has FDA-registered medical device manufacturing facilities in Pennsylvania.

This press release contains forward-looking statements. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to our management. Our management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results, events and developments to differ materially from our historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those described in “Item 1A. Risk Factors” and elsewhere in our Annual Report on Form 10-K and those described from time to time in other reports which we file with the Securities and Exchange Commission.
Non-GAAP Financial Measures
U.S. securities laws require that when we publish any non-GAAP financial measure, we disclose the reason for using the non-GAAP measure and provide a reconciliation to the most directly comparable GAAP measure. The presentation of adjusted net income (loss) and adjusted net income (loss) per share are non-GAAP measures. Adjusted net income (loss) represents net income (loss) calculated in accordance with U.S. GAAP as adjusted for the impact of share-based compensation expense, depreciation and amortization, interest expense and certain non-recurring costs associated with our redomiciliation and Nasdaq listing.
Management believes the presentation of adjusted net income (loss) and adjusted net income (loss) per share provides useful information because these measures enhance its own evaluation, as well as investor’s understanding, of the Company’s core operating and financial results. Non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. A reconciliation of net income (loss) to adjusted net income (loss) is included in the attached table.

General: UNIS-G

Investor Contacts (US):		Investor Contacts (Australia)
Todd Fromer / Garth Russell	Stuart Fine	Jeff Carter
KCSA Strategic Communications	Carpe DM Inc	Unilife Corporation
P: + 1 212-682-6300	P: + 1 908 469 1788	P: + 61 2 8346 6500
(Tables Below)

UNILIFE CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except share data)
(unaudited)

	December 31,	June 30,
	2010	2010
Assets
Current Assets:
Cash and cash equivalents	$39,133	$20,750
Restricted cash	2,400	—
Accounts receivable	451	1,556
Inventories	1,028	797
Prepaid expenses and other current assets	745	637

Total current assets	43,757	23,740
Property, plant and equipment, net	49,810	29,972
Goodwill	12,736	10,792
Intangible assets, net	44	40
Other assets	502	273

Total assets	$106,849	$64,817

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$3,671	$6,044
Accrued expenses	3,571	2,911
Current portion of long-term debt	2,201	1,648
Deferred revenue	2,595	2,188

Total current liabilities	12,038	12,791
Long-term debt, less current portion	16,377	1,093
Deferred revenue	6,488	6,563

Total liabilities	34,903	20,447

Stockholders’ Equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized as of December 31, 2010; none issued or outstanding as of December 31, 2010 and June 30, 2010	—	—
Common stock, $0.01 par value, 250,000,000 shares authorized as of December 31, 2010; 63,397,161 and 54,761,848 shares issued and outstanding as of December 31, 2010 and June 30, 2010, respectively	634	548
Additional paid-in-capital	164,597	122,397
Accumulated deficit	(97,254)	(79,650)
Accumulated other comprehensive income	3,969	1,075

Total stockholders’ equity	71,946	44,370

Total liabilities and stockholders’ equity	$106,849	$64,817

UNILIFE CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenues:
Industrialization fees	$—	$2,088	$1,350	$3,833
Licensing fees	630	746	1,207	1,429
Product sales and other	1,132	411	2,748	1,091

Total revenues	1,762	3,245	5,305	6,353
Cost of product sales	824	474	1,999	1,303

Gross profit	938	2,771	3,306	5,050
Operating expenses:
Research and development	1,416	287	2,421	686
Selling, general and administrative	9,054	7,517	17,066	11,259
Depreciation and amortization	878	1,009	1,665	1,300

Total operating expenses	11,348	8,813	21,152	13,245

Operating loss	(10,410)	(6,042)	(17,846)	(8,195)
Interest expense	32	14	64	61
Interest income	(82)	(252)	(204)	(257)
Other (income) expense, net	(2)	111	(102)	(20)

Net loss	$(10,358)	$(5,915)	$(17,604)	$(7,979)

Loss per share:
Basic loss per share	$(0.19)	$(0.13)	$(0.32)	$(0.19)

Diluted loss per share	$(0.19)	$(0.13)	$(0.32)	$(0.19)

UNILIFE CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Measure
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Net loss	$(10,358)	$(5,915)	$(17,604)	$(7,979)
Share-based compensation expense	1,836	201	4,386	771
Depreciation and amortization	878	1,009	1,665	1,300
Interest expense	32	14	64	61
Non-recurring costs associated with redomiciliation & US listing*	—	1,710	—	2,135

Adjusted net loss	$(7,612)	$(2,981)	$(11,489)	$(3,712)

Adjusted net loss per share —diluted	$(0.14)	$(0.07)	$(0.21)	$(0.09)

*	Includes legal, consulting and other professional fees incurred in connection with the Company’s redomiciliation to the United States and Nasdaq listing.